EXHIBIT 10.1

EMPLOYMENT AGREEMENT

AGREEMENT effective this 1st day of March, 2012 by and between TSR, Inc., a Delaware corporation, with offices at 400 Oser Avenue, Hauppauge, New York 11788 (hereinafter called the “Corporation”) and Christopher Hughes, residing at XXX,  NY  (hereinafter called “Executive”).

W I T N E S S E T H :

WHEREAS, the Corporation desires to employ Executive and Executive is willing to undertake such employment on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.             The Corporation hereby employs Executive as President of TSR Consulting Services, Inc. and Senior Vice President of the Corporation or such other position as he may be appointed to by the Board of Directors, with the Corporation or any subsidiary thereof to perform such duties on behalf of the Corporation and TSR Consulting Services, Inc. as the Chairman may from time to time determine.

2.             Executive hereby accepts such employment and agrees that throughout the period of his employment hereunder, he will devote his full time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business of the Corporation and to promote the interest of the Corporation, will perform the duties assigned to him pursuant to Paragraph 1 hereof, subject, at all times, to the direction and control of the Chairman of the Board of Directors of the Corporation and the Corporation’s Board of Directors. Executive shall at all times be subject to, observe and carry out such rules, and regulations as the Corporation from time to time shall establish.  During the period of Executive's employment hereunder, Executive shall not be entitled to additional compensation for serving in any office of the Corporation or any of its subsidiaries to which he is elected, including without limitation as a director of the Corporation.

3.
Executive shall be employed for a term of five (5) years commencing as of the 1st day of March, 2012 and ending on the 28th day of February, 2017 (the "Term"), unless his employment is terminated prior to the expiration of the Term pursuant to the provisions hereof.

4.	(a)
As full compensation for his services hereunder, the Corporation will pay to Executive a salary (the “Base Salary”) at the rate of Three Hundred Thousand ($300,000) Dollars per annum, payable in equal installments in arrears no less frequently than semi-monthly.  In addition, the Corporation’s Compensation Committee of the Board of Directors, shall in good faith, after the end of each fiscal year consider and cause the Corporation to grant to Executive a discretionary bonus, based upon standards which the Chairman of the Corporation, subject to the approval of the Corporation’s Compensation Committee of the Board of Directors, shall establish with Executive at the beginning of the each fiscal year commencing after the date of this Agreement and for the period from the date of the Agreement until May 31, 2012 and which standards may be modified thereafter with the approval of the Compensation Committee.  The bonus provided for hereunder shall be payable by the Corporation to Executive within 120 days of the end of the applicable fiscal year, for the period to which such bonus relates, subject to the Executive’s continued employment with the Corporation from the date hereof through the date that is the day immediately following the last day of such applicable fiscal year. The Corporation shall pay to the Executive as an advance payment of the bonus within 30 days after the end of each fiscal quarter (other than the fourth fiscal quarter) an amount equal to the bonus which would have been earned through the end of such fiscal quarter, based on the standards approved by the Compensation Committee, subject to the Executive’s continued employment with the Corporation on the applicable payment date.  Each such advance payment of the bonus shall be approved by the Compensation Committee unless it is paid in accordance with a formula approved in advance for such fiscal year.  In the event that following any fiscal quarter or following completion of the Corporation’s audited financial statements, any advance payment of the bonus previously paid with respect to any fiscal year (or portion thereof) exceeds the amount that Executive is entitled to through the end of such fiscal quarter or fiscal year, Executive shall promptly return such excess.

(b)
In addition, Executive shall be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any pension, profit-sharing, retirement, hospitalization, insurance, medical services, or other employee benefit plan generally available to executives of the Corporation which may be in effect from time to time during the period of his employment hereunder.  The Corporation shall be under no obligation to institute or continue the existence of any such employee benefit plan.  Executive is entitled to executive medical benefits and also shall be entitled to a car (leased or owned at sole discretion of the Corporation) in such amounts for the car as shall be determined by the Board of Directors of the Corporation.  Any or all of such entitlements in the preceding sentence may be discontinued at the end of any contract year at the discretion of the Chairman.

5.
The Corporation shall reimburse Executive for all expenses reasonably incurred by him in connection with the performance of his duties hereunder and in connection with the business of the Corporation, upon the submission to the Corporation of appropriate vouchers therefore and approval thereof by the Treasurer of the Corporation.  Such reimbursements shall be subject to the expense reimbursement policies of the Corporation, which are in effect from time to time.  Executive shall be entitled to three (3) weeks vacation time per annum in accordance with the regular procedures of the Corporation governing executive officers as determined from time to time by the Corporation’s Board of Directors.

6.	(a)
Notwithstanding any provision contained herein to the contrary, if on or after the date hereof and prior to the end of the Term, Executive is terminated for “Cause” (as defined below) then the Corporation shall have the right to give notice of termination of Executive’s services hereunder as of a date to be specified in such notice and this Agreement shall terminate as of the date so specified. Termination for “Cause” shall mean Executive shall (i) be indicted of a felony, (ii) commit any act or omit to take any action in bad faith and to the detriment of the Corporation, (iii) commit an act of fraud against the Corporation or (iv) materially breach any term of this Agreement or any policy established by the Corporation’s Board of Directors and fail to correct such breach within ten days after written notice of commission thereof.

(b)
If, during the Term, Executive is unable to perform his duties hereunder on account of illness, accident or other physical or mental incapacity and such illness or other incapacity shall continue for a period of six (6) consecutive months or an aggregate of one hundred and eighty (180) days in any consecutive twelve (12) month period, the Corporation shall have the right, on fifteen (15) days written notice (given after such period) to Executive, to terminate this Agreement. In such event, the Corporation shall be obligated to pay to Executive his Base Salary for the calendar month in which such termination occurs. However, if prior to the date specified in such notice, Executive’s illness or incapacity shall have terminated and he shall have taken up the performance of his duties hereunder, Executive shall be entitled to resume his employment hereunder, as though such notice had not been given.

(c)
In the event of Executive’s death during the Term, this Agreement shall terminate immediately, and Executive’s legal representatives shall be entitled to receive his Base Salary for the calendar month during which his death shall have occurred together with any approved expenses as contemplated under Section 5 and as may otherwise be provided under any insurance policy or similar instrument.

(d)
In the event that this Agreement is terminated for “Cause” pursuant to Section 6(a), then Executive shall be entitled to receive only his Base Salary for the month in which such termination shall take effect.

(e)
The Corporation may terminate this Agreement and Executive’s employment hereunder for any reason other than as provided under Section 6(a), (b), or (c), upon thirty (30) days’ written notice to Executive and, in such event, provided that any such employment termination is due solely to an involuntary separation from service (within the meaning of Section 409A of the Code (as defined below)) of the Executive, the Corporation shall be obligated to pay to Executive an amount equal to any unpaid, approved expenses as contemplated under Section 5 and, subject to the Executive executing and not revoking during any applicable revocation period a general release of all claims against the Corporation and its affiliates in a form reasonably acceptable to the Corporation within sixty (60) days of such termination of employment, (i) a severance payment equal to the sum of

(A) two (2) year’s salary at the Base Salary plus (B) two (2) times his bonus for the then current fiscal year, or if that amount cannot be determined, two (2) times the amount of the bonus paid in the prior fiscal year (collectively, the “Severance Payment”); provided, further, that the portion of such Severance Payment that is equal to the Installment Amount (as defined herein) shall be payable in forty-eight (48) equal semi-monthly installments pursuant to the Corporation’s normal and customary payroll procedures; provided, however, that the first such installment shall be made on the 61st day following Executive’s employment termination date and shall include all amounts that would have been paid on or prior to such 61st day had the installments commenced on the first pay date following Executive’s date of employment termination; and provided, further, that the remaining portion of such Severance Payment (i.e., the amount equal to the Severance Payment less the Installment Amount) shall be paid within sixty-one (61) days following the date of termination in a lump sum, and (ii) continued health and welfare benefits for Executive in accordance with the terms of the applicable health and welfare plans of the Corporation, in which Executive participated immediately prior to such termination, as in effect from time to time until the earlier of the second anniversary of Executive’s employment termination date and the date Executive is or becomes eligible for comparable coverage under the health and welfare plans of another employer (the “Continued Coverage Period”); provided, that, to the extent such health and welfare coverage is not permissible by law or such coverage would cause the Corporation to incur any excise tax, reimburse Executive on the first business day of every month during the first eighteen months of the Continued Coverage Period for the COBRA health care continuation premiums incurred by Executive, and reimburse Executive thereafter for the remainder of the Continued Coverage Period for the premium costs incurred by Executive for comparable coverage reasonably acceptable to the Corporation. As used herein, “Installment Amount” means, on the date of the Executive’s employment termination, the amount that is the lesser of (i) two times Executive’s then annual compensation and (ii) two times the limit on compensation set forth in Section 401(a)(17) of the Code.

7.
In the event that during the Term, the Executive’s employment is terminated without Cause by the Corporation during the six-month period prior to, or within one year after, a “Change in Control” (as defined below):

(a) (i)
the Corporation shall pay to Executive his full salary through the date of termination at the Base Salary in effect at the time notice of termination is given plus his bonus prorated through the date of termination; and

(ii)
  in lieu of any further salary or bonus payments to Executive for periods subsequent to the date of termination, the Corporation shall pay within sixty (60)days of the date of termination as severance pay in a lump sum to Executive:

(A)	his full salary at the Base Salary in effect at the date of termination for two years.

(B)	two (2) times his bonus for the then current fiscal year, or if that amount cannot be determined, two (2) times the amount of the bonus paid in the prior fiscal year.

(iii)	the Corporation will provide continued health and welfare benefits for Executive in accordance with the terms of clause (e)(ii) of Paragraph 6 of this Agreement.

(b)	As used herein, the term “Change in Control” shall mean:

(i)
any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), which is not currently a person who controls (within the meaning of Rule 12b-2 promulgated under the Exchange Act), individually or as a member of a group, the Corporation is or becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Corporation representing 50.1% or more of the combined voting power of the Corporation’s then outstanding securities.

(ii)	the consummation of a merger or consolidation involving the Corporation resulting in a change of ownership of a majority of the outstanding shares of capital stock of the Corporation,

(iii)	the shareholders of the Corporation approve a plan of liquidation or dissolution of the Corporation, or

(iv)	the sale or disposition by the Corporation of all or substantially all the Corporation’s assets.

8.
The Corporation and Executive are on this day entering into a Maintenance of Confidence and Non-Compete Agreement, the terms of which are hereby expressly incorporated into this Agreement, provided, however, that the Maintenance of Confidence and Non-Compete Agreement shall continue to be effective notwithstanding any termination of Executive's employment hereunder and shall continue in effect upon expiration of this Agreement pursuant to the terms of the Maintenance of Confidence and Non-Compete Agreement.

9.	(a)
The Corporation shall have the right from time to time to purchase, increase, modify or terminate insurance policies on the life of Executive for the benefit of the Corporation, in such amounts as the Corporation shall determine in its sole discretion.

(b)
In connection with paragraph 9(a) above, Executive shall, at such time or times and at such place or places as the Corporation may reasonably direct, submit himself to such physical examinations and Executive shall deliver such documents as the Corporation may deem necessary or desirable.

10.
Executive shall hold in a fiduciary capacity for the benefit of the Corporation all information, knowledge and data relating to or concerned with its operations, sales, business and affairs, and he shall not, at any time hereafter, use, disclose or divulge any such information, knowledge or data to any person, firm or corporation other than the Corporation or its designees or except as may otherwise be required in connection with the business and affairs of the Corporation.

11.
The parties hereto acknowledge that Executive’s services are unique and that, in the event of a breach by Executive of any of his obligations under this Agreement, the Corporation will not have an adequate remedy at law.  Accordingly, in the event of any such breach or threatened breach by Executive, the Corporation shall be entitled to such equitable and injunctive relief as may be available to restrain Executive from the violation of the provisions thereof.  Nothing herein shall be construed as prohibiting the Corporation from pursuing any other remedies at law or in equity for such breach or threatened breach, including the recovery of damages and the immediate termination of the employment of Executive hereunder.

12.
This Agreement together with the Maintenance of Confidence and Non-Compete Agreement executed on the same date hereof, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and no amendment or modification hereof shall be valid or binding unless made in writing and signed by the party against whom enforcement thereof is sought.

13.
Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by certified mail, return receipt requested, postage and fees prepaid as follows:

If to the Corporation at:

Chairman of the Board
TSR, Inc.
400 Oser Avenue     Suite 150
Hauppauge, New York 11788

With a copy to:

Mr. John Sharkey
Vice President of Finance
TSR, Inc.
400 Oser Avenue     Suite 150
Hauppauge, New York 11788

If to the Executive at:

Mr. Christopher Hughes
XXXX
XXXX, New York

Either of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given under this paragraph 13. The date of the giving of any notice sent by mail shall be the date of the posting of the mail.

14.
(a)   If at the time of any separation from service, Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986 (as amended) (the “Code”) and regulations thereunder, to the minimum extent required to satisfy Section 409A(a)(2)(B)(i) of the Code and regulations thereunder, any payment or provision of benefits to Executive in connection with his separation from service (as determined for purposes of Section 409A of the Code) shall be postponed and paid in a lump sum on the first business day following the date that is six months after Executive's separation from service (or the date of Executive's death if earlier) (the “409A Deferral Period”), and the remaining payments due to be made in installments or periodically after the 409A Deferral Period shall be made as otherwise scheduled.

(b)
References under this Agreement to Executive's termination of employment shall be deemed to refer to the date upon which Executive has experienced a “separation from service” within the meaning of Section 409A of the Code. All payments made under this Agreement shall constitute “separate payments” for purposes of Section 409A of the Code. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

15.
Neither this Agreement nor the right to receive any payments hereunder may be assigned by Executive.  This Agreement shall be binding upon Executive, his heirs, executors and administrators and upon the Corporation, its successors and assigns.

16.
No course of dealing nor any delay on the part of the Corporation in exercising any rights hereunder shall operate as a waiver of any such rights.  No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

17.	This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New York applicable to agreements entered into and to be performed entirely therein.

18.
If any clause, paragraph, section or part of this Agreement shall be held or declared to be void, invalid or illegal, for any reason, by any court of competent jurisdiction, such provisions shall be ineffective but shall not in any way invalidate or affect any other clause, paragraph, section or part of this Agreement.

19.
Notwithstanding any other provision of this Agreement, the Corporation may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

20.	Executive acknowledges that he is not subject to any agreement, which would in any way restrict him from carrying out his employment as contemplated hereunder.

21.	This Agreement supersedes any prior employment agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day in year first above written.

/s/ Christopher Hughes
Christopher Hughes
Executive

TSR, Inc.

By:  /s/ Joseph F. Hughes
Name: Joseph F. Hughes
Title: Chairman